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                                                                    EXHIBIT 23.1



                         Independent Auditors' Consent


The Board of Directors
American Residential Investment Trust, Inc.:

We consent to incorporation by reference in the registration statement (No. 333-48005) on Form S-8 of American Residential Investment Trust, Inc. of our report dated January 13, 1998, relating to the balance sheet of American Residential Investment Trust, Inc. as of December 31, 1997, and the related statements of operations, stockholders' equity and cash flows for the period from February 11, 1997 (commencement of operations) through December 31, 1997, which report appears in the December 31, 1997, annual report on Form 10-K of American Residential Investment Trust, Inc.


                                        /s/ KPMG Peat Marwick LLP


San Diego, California
March 30, 1998